SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), September 3, 2004

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22154	52-1469385
(Commission File Number No.)	(IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850
(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 3, 2004, Manugistics Group, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Jeffrey L. Kissling, which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein. The Agreement sets forth the terms of Mr. Kissling’s employment as Chief Technology Officer effective September 3, 2004. Mr. Kissling reports to Joseph L. Cowan, Chief Executive Officer of the Company. In connection with his employment, Mr. Kissling simultaneously entered into the Company’s standard form of Conditions of Employment (the “Conditions of Employment”), which is filed as Exhibit 10.2 hereto and the terms of which are incorporated herein.

On September 9, 2004, the Compensation Committee of the Board of Directors granted to Mr. Kissling a stock option to acquire 200,000 shares of common stock in accordance with the terms specified in the Agreement.

Agreement

Under the terms of the Agreement, Mr. Kissling receives an annual base salary of $225,000.00, and is eligible to receive a bonus of up to 60% of his base salary based on criteria to be determined by Mr. Cowan. Mr. Kissling is also entitled to participate in the Company’s benefits program for executive officers, including the Manugistics, Inc. 401(k) Retirement Savings Plan, comprehensive medical, dental and vision care, life insurance, accidental death and dismemberment insurance and long-term disability insurance.

In the event that Mr. Kissling’s employment with the Company is terminated without cause, Mr. Kissling will receive his base salary and benefits, to the extent terminated employees are eligible to receive such benefits under the terms of the respective benefit plans, for up to twenty-six weeks following the date of termination. Both severance and benefits cease immediately if Mr. Kissling begins alternative employment during the Severance Period. Any post-termination period during which Mr. Kissling is receiving severance payments and benefits is defined as the “Severance Period.”

Conditions of Employment

Mr. Kissling has signed the Company’s standard form of Conditions of Employment, which is signed by all U.S. employees as a condition to employment. Under the Conditions of Employment, among other things, Mr. Kissling has represented that he: is not a party to any agreements with prior employers or other persons or businesses that would prohibit, impede or hinder his employment with the Company or the performance of his duties under the Agreement; will provide full time efforts on behalf of the Company; will maintain the confidentiality of the trade secrets and confidential information of the Company, will not solicit employees or customers of the Company, or engage in competitive employment or services for the six-month period following termination of employment; and will assign to the Company all designs, improvements, inventions and discoveries created using the Company’s resources or property or during working hours for which Mr. Kissling was compensated.

Stock Option Agreement

In addition, under the terms of the Agreement, on September 9, 2004, the Compensation Committee of the Board of Directors granted Mr. Kissling an option (the “Option”) to purchase 200,000 shares of common stock under the Company’s 1998 Amended and Restated Stock Option Plan (the “Plan”), as set forth in the Notice of Grant of Stock Option and Option Agreement (the “Option Agreement”), which is filed as Exhibit 10.3 hereto and the terms of which are incorporated herein. Under the terms of Option Agreement, the Option vests over five (5) years from the date of grant in sixty (60) equal monthly installments and is exercisable at an exercise price of $2.4100 per share, the fair market value of a share of common stock of the Company on the date of grant as determined under the Plan. Upon termination of employment, the Option will continue to be exercisable through the thirty-day period following the later of the date of termination or the last day of the Severance Period, subject to earlier expiration under the terms of the Plan. The Option will continue to vest and be exercisable during any Severance Period, and also provides for certain change in control rights as described in Option Agreement.

Item 8.01 Other Events

The Company is voluntarily filing herewith as Exhibits 10.4, 10.5 and 10.6 respectively, the Company’s standard form of Notice of Grant of Stock Option and Option Agreement, Notice of Grant of Stock Option and Option Agreement with change in control rights, and Conditions of Employment for all United States employees except those residing in Georgia or California.

Item 9.01(c) Exhibits

(c)	Exhibit 10.1	Employment Agreement dated September 3, 2004 between Manugistics Group, Inc. and Jeffrey L. Kissling

	Exhibit 10.2	Conditions of Employment dated September 3, 2004 signed by Jeffrey L. Kissling.

	Exhibit 10.3	Notice of Grant of Stock Option and Option Agreement dated September 9, 2004 between the Company and Jeffrey L. Kissling

	Exhibit 10.4	Standard Form of Notice of Grant of Stock Option and Option Agreement under the Company’s 1998 Amended and Restated Stock Option Plan

	Exhibit 10.5	Standard Form of Notice of Grant of Stock Option and Option Agreement under the Company’s 1998 Amended and Restated Stock Option Plan with change in control rights

	Exhibit 10.6	Standard Form of Conditions of Employment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC. (Registrant)

Dated: September 10, 2004	By	/s/ Raghavan Rajaji Raghavan Rajaji Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated September 3, 2004 between Manugistics Group, Inc. and Jeffrey L. Kissling

10.2	Conditions of Employment dated September 3, 2004 signed by Jeffrey L. Kissling

10.3	Notice of Grant of Stock Option and Option Agreement dated September 9, 2004 between the Company and Jeffrey L. Kissling

10.4	Standard Form of Notice of Grant of Stock Option and Option Agreement under the Company’s 1998 Amended and Restated Stock Option Plan

10.5	Standard Form of Notice of Grant of Stock Option and Option Agreement under the Company’s 1998 Amended and Restated Stock Option Plan with change in control rights

10.6	Standard Form of Conditions of Employment